UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 7, 2011

BNC Bancorp
(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1226 Eastchester Drive High Point, North Carolina 27265
(Address of principal executive offices)

Registrant's telephone number, including area code:  (336) 869-9200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 7, 2011, G. Kennedy Thompson was appointed to the Board of Directors of BNC Bancorp (the “Company”) (BNCN) to fill a vacancy created by the resignation of R. Mark Graf. In connection with a private placement which was consummated on June 14, 2010, the Company entered into an Investment Agreement with Aquiline BNC Holdings LLC (“Aquiline”) dated June 14, 2010 (the “Investment Agreement”). Under the terms of Investment Agreement, Aquiline has the right to designate one person to serve on the Board of Directors of the Company and the Bank of North Carolina (the “Bank”), the Company’s wholly owned subsidiary as Aquiline’s board representative (the “Board Representative”). The Board Representative will, subject to applicable law, be the Company’s nominee to serve on the Board of Directors. The Company is required to use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company and the Company will solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Company’s Board of Directors.

Further, upon the death, resignation, retirement, disqualification, or removal from office of the Board Representative as a member of the Company’s Board of Directors or the Bank’s Board of Directors, Aquiline has the right to designate the replacement for such Board Representative. The Company is required to use its  reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being the Company’s nominee to serve on the Company’s Board of Directors, using all reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Company’s Board of Directors).

In accordance with the terms of the Investment Agreement, after Mr. Graf’s resignation from the Board of Directors, Aquiline designated Mr. Thompson to serve the remainder of Mr. Graf’s term and to stand for election at the Company’s 2011 Annual Meeting of Shareholders to be held on May 17, 2011. Mr. Thompson also was appointed to the Bank’s board of directors to fill Mr. Graf’s term. Mr. Thompson will serve on the Executive Committee of the Company’s Board of Directors and the Loan and Asset/Liability Management Committees of the Bank’s Board of Directors.

As a non-employee director, Mr. Thompson  will receive an annual retainer and per meeting fees for attendance at regularly scheduled Board and committee meetings commensurate with that paid to other non-employee directors pursuant to the Company’s director compensation policies, as they may be amended from time to time. Mr. Thompson also will be reimbursed for expenses incurred in his capacity as a director of the Company and the Bank and will be eligible to receive stock option awards under the Company’s Omnibus Stock Ownership and Long Term Incentive Plan.

Mr. Thompson is an Executive Advisor at Aquiline Capital Partners, LLC, a New York based financial services private equity firm.  He joined the firm in March 2009. Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation from 2000 to 2008.  He worked at Wachovia and First Union for 32 years.  Mr. Thompson served in numerous industry leadership positions including Chairman of The Clearing House, Chairman of The Financial Services Roundtable, Chairman of the Financial Services Forum and President of the International Monetary Conference.  He served on the Federal Advisory Council of the Federal Reserve Board for three years and was President in 2007.  He currently serves on the boards of Hewlett-Packard, the PGA Tour, and the Carolinas Healthcare System.  He is a Trustee of The Morehead-Cain Foundation.

Mr. Thompson received an A.B. from the University of North Carolina-Chapel Hill and an M.B.A. from Wake Forest University.

Other than serving as an Executive Advisor of Aquiline Capital Partners, LLC, the parent company of Aquiline, Mr. Thompson has had no transactions with the Company or the Bank during the Company’s last fiscal year and no such transactions are currently planned, and no person related to Mr. Thompson, other than Aquiline Capital Partners, LLC, had or will have a direct or indirect material interest in any transaction in which the Company or the Bank is a participant.

Disclosure about forward-looking statements

This Form 8-K contains forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in interest rate environment, management’s business strategy, national, regional, and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management’s view only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  Readers should also carefully review the risk factors described in other documents the Company filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNC BANCORP

Date: April 12, 2011
	By:	/s/ David B. Spencer
David B. Spencer, Executive Vice President
and Chief Financial Officer